                                        FREE WRITING PROSPECTUS
                                        FILED PURSUANT TO RULE 433
                                        REGISTRATION STATEMENT NO.:333-126218-04

               MERRILL LYNCH & CO

Deal Name: mmara10320                    MORTGAGE BALANCE....:$2141833151.58
                                         CLASS BALANCE.......:    $123150000
                                         CREDIT SUPPORT(%)...:         69.7%
                                         CREDIT SUPPORT($1493033123.277)..:    $
         CLASS A3FL - PRICE = 100.000    MONTH DEFAULTS END..:           360
                                         SERVICER ADVANCES...:         P & I
                                         LOSS MODE...........:        P only
                                         FLOW TYPE...........:      maturity
                                         SETTLEMENT DATE.....:    03/30/2006

                                   PREPAYMENTS

-----------------------------------------  ----------------------------  ---------------------------
                     0 CPY                            100 CPY                   25 CPR

             Mtr:12, Defs Begin: 1              Mtr:12, Defs Begin: 1      Mtr:12, Defs Begin: 1

                  0%/LOANS                           0%/LOANS                   0%/LOANS
-----------------------------------------  ----------------------------  ---------------------------
         LS   C.LOSS%  DSC.M  WAL   LOSS%   C.LOSS%  DSC.M  WAL  LOSS%   C.LOSS% DSC.M  WAL  LOSS%
-----------------------------------------  ----------------------------  ---------------------------
0 CDR    0    0.00     20.0   6.450  ---     0.00   20.0   6.137  ---     0.00   20.0  5.127  ---

--------------------------  -------------------------
        50 CPR                        75 CPR

   Mtr:12, Defs Begin: 1       Mtr:12, Defs Begin: 1
        0%/LOANS                     0%/LOANS
---------------------------  ------------------------
C.LOSS%  DSC.M  WAL LOSS%    C.LOSS% DSC.M  WAL LOSS%
---------------------------  ------------------------
 0.00    20.0  4.792  ---     0.00   20.0  4.654  ---

The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-126218) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Countrywide Securities Corporation, EHY Securities (USA)
LLC, Banc of America Securities LLC, Goldman, Sachs & co. and Morgan Stanley &
Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof
(including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantantively similar to or in the
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o disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by
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o disclaimers of responsibility or liability;
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o language indicating that this communication is neither a prospectus nor an
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o a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

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